Exhibit 99.1

HUTCHINSON TECHNOLOGY THIRD QUARTER RESULTS IN LINE WITH EXPECTATIONS

Volume Growth and Gross Profit Improvement Expected in the Fourth Quarter

Company Begins Manufacturing Component for Smartphone Cameras

Hutchinson, Minn., Aug. 1, 2014 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported net sales of $59.8 million for its fiscal third quarter ended June 29, 2014, on suspension assembly shipments of 97.5 million, down 4% from 101.7 million in the preceding quarter.  Gross profit in the fiscal 2014 third quarter was $3.6 million, or 6% of net sales, compared with $5.9 million, or 10% of net sales, in the preceding quarter.

Rick Penn, Hutchinson Technology’s president and chief executive officer, said the sequential decline in gross profit was in line with the company’s expectations for the quarter.  “As planned, we decreased production volume in the third quarter, which is typically a seasonally slower period for suspension assembly demand.  The lower production volume resulted in lower fixed cost absorption and a decline in gross profit,” said Penn.

Penn noted that the company has made significant progress on its site consolidation efforts and expects the resulting cost benefits to become more meaningful as the company exits the current fiscal year.  “With the production volumes we are now achieving at our Thailand operation, we were able to exit our Eau Claire assembly operation in June,” said Penn.  “In addition, we expect to vacate our leased Plymouth facility after we finish consolidating the stamping operation into our Hutchinson site by the end of the fiscal year.”  Penn said the Thailand operation accounted for 64% of assembly production in the third quarter, up from 55% in the preceding quarter, and is expected to account for 70% to 80% of fourth quarter assembly production.

For its fiscal 2014 third quarter, the company reported a net loss of $11.2 million, or $0.40 per share.  The net loss included:

▪	$1.5 million of severance and site consolidation costs;
▪	$800,000 of non-cash interest expense; and
▪	a $100,000 foreign currency gain.

Excluding these items, the company’s third quarter net loss was $8.9 million, or $0.32 per share.

In the preceding quarter, the company’s $8.7 million net loss included $800,000 of non-cash interest expense, $700,000 of severance and site consolidation costs, and a $600,000 foreign currency gain.  Excluding these items, the company’s fiscal 2014 second quarter net loss was $7.8 million, or $0.28 per share.

Average selling price in the fiscal 2014 third quarter was $0.58, compared with $0.57 in the preceding quarter.  The increase resulted from a mix of products shipped that included certain dual-stage actuated (DSA) suspensions that carried higher development-stage pricing.  Shipments of DSA suspensions accounted for 25% of third quarter shipments compared with 24% in the preceding quarter.

Cash and investments at the end of the fiscal 2014 third quarter totaled $40.2 million, unchanged from the preceding quarter.  Cash generated by operations in the quarter totaled $0.5 million and capital spending totaled $2.9 million.  Outstanding borrowings on the company’s revolving line of credit totaled $4.8 million at the end of the third quarter, compared with $2.0 million at the end of the preceding quarter.

The company expects its suspension assembly shipments in the fiscal 2014 fourth quarter to be 110 million to 115 million as customers’ production plans for hard disk drives increase and the company’s participation on customers’ programs improves.  Fourth quarter average selling price is expected to be relatively flat sequentially with DSA suspension assemblies accounting for 25% to 30% of fourth quarter shipments.  The company expects fourth quarter gross profit to increase on a sequential basis as higher shipments and the benefits of cost reductions are partially offset by a reduction in finished goods inventories.

“With the progress we have made on our site consolidation and related restructuring efforts, we are confident that we have the industry’s lowest cost model for producing suspension assemblies,” said Penn.  “We have achieved this while preserving the core technical, manufacturing and quality capabilities required to effectively meet our customers’ advancing requirements.  Our customers are recognizing what we have accomplished and our share positions on new customer programs are beginning to reflect that,” said Penn.  “Our customers are showing their support and commitment to us through higher volume and increased collaboration on development efforts.”

Penn said the company is also making progress in its new business development initiative, which focuses on leveraging its precision manufacturing capabilities and equipment capacity to produce components in new market segments.  As part of this effort, the company was recently selected to provide an optical image stabilization (“OIS”) actuator for a smartphone camera and has begun manufacturing of this new product.  The OIS actuator is based on shape memory alloy (“SMA”) technology that improves picture and video quality, particularly in low-light conditions, and offers performance and size advantages over current OIS solutions.  The company is bringing this product to market with its partner, Cambridge Mechatronics Ltd., a high technology design and engineering company based in Cambridge, England.  The initial SMA OIS product will be used on a smartphone for the Chinese market that will be released in the fall of 2014.

“The SMA OIS actuator is ideally suited to leverage our quality and continuous improvement expertise and our precision component manufacturing capabilities, including our automated photoetching, stamping, additive circuit and assembly processes.  Our first OIS automated production line is being installed and will be ramping to volume later this summer,” said Penn.  “We are also working with other interested smartphone and camera module makers who are evaluating our OIS actuator for potential inclusion in their future products.  While we’re in the early stages with this product and volumes initially will be low, we are encouraged by the interest our OIS actuator is attracting and excited about the significant opportunity that the smartphone camera market provides.”

For more information on the company’s OIS actuator, please visit www.htchmfg.com/optical-image-stabilization.

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 7:00 a.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  As a key worldwide supplier of suspension assemblies for disk drives, the company’s products help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements regarding hard disk drive production, collaboration on development efforts, demand for and shipments of the company's products, market adoption and the company’s manufacturing of OIS actuators, product mix, pricing, production capability and costs, operating performance, operations in Thailand and the United States, site consolidation efforts, cost reductions and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

Net sales	$59,772	$61,308	$190,783	$185,937
Cost of sales	56,215	59,909	175,833	169,140
Gross profit	3,557	1,399	14,950	16,797

Research and development expenses	4,157	4,102	12,488	10,926
Selling, general and administrative expenses	5,268	5,585	17,343	17,967
Severance and site consolidation expenses	1,544	638	2,786	1,988
Asset impairment	-	-	4,470	-
Loss from operations	(7,412)	(8,926)	(22,137)	(14,084)

Other income (expense), net	179	(3,424)	(2,238)	(442)
Gain on extinguishment of long-term debt	-	-	-	4,986
Interest income	28	22	63	84
Interest expense	(3,987)	(3,581)	(11,723)	(11,371)
Gain on short- and long-term investments	-	-	-	272
Loss before income taxes	(11,192)	(15,909)	(36,035)	(20,555)

Provision (benefit) for income taxes	15	(43)	(776)	(34)

Net loss	$(11,207)	$(15,866)	$(35,259)	$(20,521)

Basic loss per share	$(0.40)	$(0.59)	$(1.26)	$(0.81)

Diluted loss per share	$(0.40)	$(0.59)	$(1.26)	$(0.81)

Weighted-average common shares outstanding	28,055	27,084	27,967	25,451

Weighted-average diluted shares outstanding	28,055	27,084	27,967	25,451

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	June 29,	September 29,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$38,995	$39,403
Short-term investments - restricted	1,195	1,200
Trade receivables, net	18,218	21,680
Other receivables	2,258	3,214
Inventories	51,574	44,285
Other current assets	3,276	6,383
Total current assets	115,516	116,165
Property, plant and equipment, net	156,618	186,914
Other assets	2,858	3,596
Total assets	$274,992	$306,675

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$43,499	$3,980
Current portion of capital lease obligation	2,060	1,122
Accounts payable	16,200	23,535
Accrued expenses	9,237	6,066
Accrued compensation	9,910	9,251
Total current liabilities	80,906	43,954
Long-term debt, net of discount	86,799	123,023
Capital lease obligation	4,976	2,968
Other long-term liabilities	2,777	2,497
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 28,058,000 and 27,581,000
issued and outstanding	281	276
Additional paid-in capital	432,906	431,909
Accumulated other comprehensive loss	(590)	(148)
Accumulated loss	(333,063)	(297,804)
Total shareholders' equity	99,534	134,233
Total liabilities and shareholders' equity	$274,992	$306,675

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 29,	June 30,
	2014	2013
Operating activities:
Net loss	$(35,259)	$(20,521)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	28,944	29,476
Stock-based compensation	976	741
Gain on short- and long-term investments	-	(272)
Loss on disposal of assets	80	125
Asset impairment charge	4,470	-
Non-cash interest expense	2,475	2,570
Gain on extinguishment of debt	-	(4,986)
Severance and other expenses	949	-
Changes in operating assets and liabilities	(2,293)	(4,065)
Cash provided by operating activities	342	3,068

Investing activities:
Capital expenditures	(13,396)	(15,037)
Proceeds from sale/leaseback of equipment	6,395	4,910
Proceeds from the sale of building and related assets	4,364	-
Change in restricted cash	1,609	1,889
Purchases of marketable securities	(1,195)	(1,200)
Sales / maturities of marketable securities	1,200	1,472
Cash used for investing activities	(1,023)	(7,966)

Financing activities:
Proceeds from issuance of common stock	26	280
Repayments of capital lease	(1,230)	(511)
Repayments of revolving credit line	(153,950)	(176,271)
Proceeds from revolving credit line	154,770	176,271
Repayments of debt	-	(23,470)
Proceeds from private placement of debt	-	11,590
Debt refinancing costs	-	(359)
Cash used for financing activities	(384)	(12,470)

Effect of exchange rate changes on cash	657	-

Net decrease in cash and cash equivalents	(408)	(17,368)

Cash and cash equivalents at beginning of period	39,403	53,653

Cash and cash equivalents at end of period	$38,995	$36,285

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	June 29,	March 30,	June 30,
	2014	2014	2013

Net loss - GAAP	$(11,207)	$(8,706)	$(15,866)
Subtract foreign currency gain	(101)	(576)	-
Add foreign currency loss	-	-	3,368
Add non-cash interest expenses	842	834	749
Add severance	1,339	366	-
Add site consolidation expenses	205	284	638
Net loss - Adjusted	$(8,922)	$(7,798)	$(11,111)

Net loss per common share – GAAP:

Basic loss per share	$(0.40)	$(0.31)	$(0.59)
Diluted loss per share	$(0.40)	$(0.31)	$(0.59)

Net loss per common share – Adjusted:

Basic loss per share	$(0.32)	$(0.28)	$(0.41)
Diluted loss per share	$(0.32)	$(0.28)	$(0.41)

Weighted average common and common equivalent shares outstanding:

Basic	28,055	28,047	27,084
Diluted	28,055	28,047	27,084

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.